AMENDMENT NO. 2 TO DISTRIBUTION Agreement

THIS AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of April 19, 2023, by and among The Cutler Trust (the “Trust”), a Delaware business trust, Cutler Investment Counsel, LLC (the “Adviser”), an Oregon limited liability company, and Ultimus Fund Distributors, LLC (“Distributor”), an Ohio limited liability company (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Distribution Agreement dated February 1, 2019, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	The second sentence of the first paragraph of Section 7 titled “Fees and Expenses” of the Agreement is amended to read as detailed below (emphasis supplied). All other provisions and representations of Section 7 shall remain unaffected except as set forth herein.

For performing its services under this Agreement, Distributor will receive a fee from the Trust or the Adviser in accordance with agreements between them as permitted by applicable laws, including the Act and rules and regulations promulgated thereunder. Effective May 1, 2023, the fee is $[REDACTED] per annum, and shall be paid on a monthly basis. The Trust or its investment adviser shall promptly reimburse Distributor for any expenses that are to be paid by the Trust in accordance with the following paragraph.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	The Cutler Trust		Ultimus Fund Distributors, LLC
By:	/s/ Erich Patten	By:	/s/ Kevin Guerette
Name:	Erich Patten	Name:	Kevin Guerette
Title:	President	Title:	President

Cutler Investment Counsel, LLC
By:	/s/ Matthew C. Patten
Name:	Matthew C. Patten
Title:	Chief Executive Officer